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                                                                      Exhibit 99

                               [WERNER CO. LOGO]


                                  NEWS RELEASE

                WERNER CO. ELECTS DENNIS HEINER PRESIDENT AND CEO

         -- Heiner to Succeed Donald M. Werner, Who Remains Chairman --

Greenville, Pa., June 10, 1999 -- Werner Co., a leading manufacturer and marketer of ladder products and other access equipment, today announced that its Board of Directors has elected Dennis G. Heiner President and Chief Executive Officer to succeed Donald M. Werner. Mr. Heiner has been an Executive Vice President of Black & Decker Corporation since 1989, and President - Building Products Worldwide since 1999. Mr. Werner will continue in the capacity of Chairman of the Board.

         "Dennis is an outstanding executive with extensive experience in managing businesses in our industry, and all of us at Werner look forward to benefiting from his leadership," said Mr. Werner. "The Board of Directors and I are confident that Dennis will lead Werner to the next level of success and achievement."

         "Werner is the recognized leader in its industry and benefits from a tremendous tradition," said Mr. Heiner. "I look forward to working with the Company's exceptional management team and its 2,700 associates." Mr. Heiner will formally assume the President and CEO responsibilities on June 15, 1999.

         Mr. Heiner, 55 years old, joined Black & Decker in 1985. The business he currently heads, Building Products Worldwide, generates $851 million in annual sales, has 5,400 associates and operates manufacturing facilities in the United States, Mexico, Germany, Holland and Italy. He was President - Security Hardware Worldwide and Kwikset Corporation from 1992 to 1998, President - Household Products Worldwide from 1986 to 1992 and Group Vice President - U.S. Household Products from 1985 to 1986. During this tenure, Mr. Heiner led the integration of the GE household products brand into the Black & Decker organization.




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                               [WERNER CO. LOGO]


         Prior to Black & Decker, Mr. Heiner served as Division President for Beatrice Companies Inc. Window Coverings Division and as Vice President - Finance, and then President for their Del Mar Window Coverings Division. He earned a B.A. from Weber State College in Ogden, Utah, and his M.B.A. from Brigham Young University in Provo, Utah. Mr. Heiner is married with four children and currently resides in Laguna Niguel, California.

         Werner Co. is a vertically integrated manufacturer and marketer of a comprehensive offering of ladder products and other access equipment made from fiberglass, aluminum and wood. It also produces custom aluminum extrusions for a wide variety of customers and original equipment manufacturers. With a foundation of innovative quality products and a passion for delighting their customers the company has grown to over 2,700 associates and annual sales of approximately $500 million.

         Werner Co. is headquartered in Greenville, Pennsylvania and has manufacturing operations in Greenville, Chicago, Illinois, Anniston, Alabama and Carrollton, Kentucky.